Immediate Release
                                                                                                Contact   Mary Brevard:  (248) 754-0881
                                                                                                                                                    Ken Lamb:  (248) 754-0884

BORGWARNER POSTS ANOTHER STRONG QUARTER;
REVISES 2006 GUIDANCE TO HIGHER END OF RANGE

Auburn Hills, Michigan, July 27, 2006– BorgWarner Inc. (NYSE: BWA) second quarter sales and income showed strong growth over last year, driven by the demand for fuel-efficient engine and drivetrain technology around the world.

Second Quarter Highlights:
·        Earnings of $1.21 per diluted share, which included $(0.04) per diluted share related to the implementation of FAS 123(R)
·        Record sales of $1,169 million, up 5% versus second quarter 2005
·        Sales outside of the U.S. grew 12% over second quarter 2005
·        Operating income margin of 9.2%
·        On a comparable non-U.S. GAAP basis, earnings increased 11% in the quarter
·        Company revised its 2006 full year guidance range to $4.35 to $4.60 per diluted share

Comment and Outlook:“We operate in a tough industry environment but continue to deliver solid results,” said Tim Manganello, Chairman and CEO.  “BorgWarner’s leadership in powertrain technology that improves fuel economy, reduces emissions and improves performance sets us apart from other suppliers.  Our sales were up 5% in the second quarter of 2006, while North American vehicle production was flat and worldwide vehicle production was up approximately 3%. Because of our presence in growing markets, such as Korea, India and China, as well as our relationships with emerging auto industry leaders, we expect to continue to outpace industry growth.”

The company revised its 2006 full year guidance range to $4.35 to $4.60 per diluted share, at the high end of the previous range of $4.22 to $4.57 per diluted share. “While we have moved our guidance to the higher end of the previous range, we remain cautious concerning the second half of the year,” Manganello said.  “Market share shifts and continued weakness in sport-utility and light truck sales continue to create uncertainty in North America.  Strong demand for our products in the rest of the world will drive our results.  We also expect to maintain operating margins in 2006 despite continued raw material and energy cost increases, rising health care costs and the costs related to global expansion.”

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Financial Results:  For second quarter 2006, sales were $1,168.7 million, up 5% from $1,111.4 million in second quarter 2005. Net income in the quarter was $70.2 million, or $1.21 per diluted share, compared with $35.9 million, or $0.63 per diluted share in second quarter 2005. Second quarter 2006 included $(2.9) million of pre-tax expense related to the implementation of FAS 123(R), or $(0.04) per diluted share. Second quarter 2005 net income included a $(28.7) million charge, or $(0.50) per diluted share, related to special items.

For the first six months of 2006, sales were $2,323.9 million, up 6% from $2,194.9 million in the first six months of 2005. For the first six months of 2006, net income was $131.5 million, or $2.27 per diluted share, compared with $113.5 million, or $1.99 per diluted share in the first six months of 2005. The first six months of 2006 included $(5.9) million of pre-tax expense related to the implementation of FAS 123(R), or $(0.07) per diluted share. The first six months of 2005 net income included a net $(6.6) million in charges related to special items, or $(0.12) per diluted share.

Net income for second quarter 2006 and the first six months of 2006 excluding the impact of the implementation of FAS 123(R), and net income for second quarter 2005 and the first six months of 2005 excluding the impact of special items, are provided for comparisons with other results. The following table reconciles the Company's non-U.S. GAAP amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other results:

Net earnings per share – diluted	Second Quarter		First Six Months
	2006	2005	2006	2005[1]

Non-U.S. GAAP:	$1.25	$1.13	$2.34	$2.10

Reconciliations:
One-time write-off of the excess purchase price associated with Beru’s in-process R&D				(0.13)

Net gain from divestitures				0.11

Release of tax accruals				0.40

Charge for the anticipated cost of settling all Crystal Springs-related alleged environmental contamination personal injury and property damage claims		(0.50)		(0.50)

Implementation of FAS 123(R)	(0.04)		(0.07)

U.S. GAAP	$1.21	$0.63	$2.27	$1.99

1Does not add due to rounding
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The impact of currency was not meaningful in second quarter 2006 when compared with second quarter 2005. For the first six months of 2006, the decline in the Euro, the Japanese Yen and other currencies reduced sales by $45 million versus the first six months of 2005, and net income by $4 million, or $0.07 per diluted share.

Operating income was $107.5 million or 9.2% of sales in second quarter 2006 versus $58.7 million or 5.3% of sales in the second quarter 2005. Excluding the impact of FAS 123(R) from second quarter 2006 and special items from second quarter 2005, second quarter 2006 operating income margin was 9.5%, up slightly from 9.4% a year ago. Research and development spending was $47.8 million in the quarter versus $40.0 million in 2005.

Net cash provided by operating activities was $233.2 million in the first six months of 2006 versus $186.1 million in the first six months of 2005. Investments in capital expenditures of $113.2 million, together with net tooling outlays of $32.3 million, totaled $145.5 million for the first six months of 2006, compared with $113.4 million for the same period in 2005.

Balance sheet debt decreased by $54.7 million, cash and cash equivalents decreased by $22.5 million, and marketable securities increased by $20.8 million at the end of second quarter 2006 compared with the end of 2005.
Engine Group Results:  Strong global demand for its products boosted Engine Group second quarter 2006 sales 8% versus second quarter 2005 to $792.0 million with a 6% increase in earnings before interest and taxes to $95.4 million. The group continued to benefit from Asian automaker demand for turbochargers and timing systems, European automaker demand for turbochargers, timing systems, exhaust gas recirculation (“EGR”) valves and diesel engine ignition systems, the continued roll-out of its variable cam timing systems with General Motors high-value V6 engines, stronger EGR valve sales in North America, and higher turbocharger and thermal products sales due to stronger global commercial vehicle production.

Drivetrain Group Results:  Second quarter 2006 sales were down 1% versus second quarter 2005 to $386.3 million with a 6% decrease in segment earnings before interest and income taxes to $28.6 million. The group continued to benefit from growth outside of North America including the continued ramp up of dual-clutch transmission and torque transfer product sales in Europe. In the U.S., the group was negatively impacted by lower production of light trucks and sport-utility vehicles equipped with its torque transfer products.

Effective January 1, 2006, the Company assigned an operating facility previously reported in the Engine segment to the Drivetrain segment due to changes in the facility’s product mix. Prior period segment amounts have been re-classified to conform to the current year’s presentation.

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    Recent Highlights:  In the first North American application of BorgWarner’s Interactive Torque Management (ITM 3e™) system, BorgWarner's all-wheel drive (AWD) technology will be standard on the 2007 model year Chrysler Pacifica models with AWD, which is expected to launch later this year.

BorgWarner is developing new high-flow air pump technology designed to address its global customers’ need to meet increasingly stringent industry standards for emissions and fuel economy. The new BorgWarner high-flow air pump technology enables the replacement of dual-pump systems with a single, submersible, high-flow pump – called 1000-T3. The benefits include reductions in cost, space, and weight, as well as enhanced energy conversion efficiency.

At 10:00 a.m. ET today, a brief conference call concerning first quarter results will be webcast at: http://www.borgwarner.com/investor_webcasts.html.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The FORTUNE 500 company operates manufacturing and technical facilities in 62 locations in 17 countries.  Customers include Ford, VW/Audi, DaimlerChrysler, General Motors, Toyota, Renault/Nissan, Hyundai/Kia, Honda, BMW, Caterpillar, Navistar International, and Peugeot. The Internet address for BorgWarner is: http://www.borgwarner.com.

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include:  fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission,including the Risk Factors identified in the Form 10-K for the fiscal year ended December 31, 2005.  The Company does not undertake any obligation to update any forward-looking statement.

Financial Tables Follow
# # #

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$1,168.7	$1,111.4	$2,323.9	$2,194.9
Cost of sales	937.6	879.0	1,869.5	1,748.8
Gross profit	231.1	232.4	454.4	446.1

Selling, general and administrative expenses	124.3	131.6	253.8	265.8
Other (income) loss, including litigation settlement	(0.7)	42.1	(1.2)	38.0
Operating income	107.5	58.7	201.8	142.3

Equity in affiliate earnings, net of tax	(8.5)	(8.0)	(18.5)	(12.0)
Interest expense and finance charges	9.9	9.9	19.3	19.2
Earnings before income taxes and minority	106.1	56.8	201.0	135.1
interest

Provision for income taxes	29.7	12.8	56.3	12.5
Minority interest, net of tax	6.2	8.1	13.2	9.1

Net earnings	$70.2	$35.9	$131.5	$113.5

Earnings per share - Diluted	$1.21	$0.63	$2.27	$1.99

Weighted average shares outstanding -
Diluted (in millions)	58.0	57.2	57.9	57.2

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Capital expenditures	$60.1	$49.9	$113.2	$99.2
Tooling outlays, net of customer reimbursements	$15.1	$10.7	$32.3	$14.2

Depreciation and amortization:
Fixed asset depreciation	$48.0	$45.2	$95.9	$90.3
Amortization of tooling	11.6	9.3	21.6	19.0
Other amortization	3.4	4.3	6.6	21.3
	$63.0	$58.8	$124.1	$130.6

BorgWarner Inc.
Net Sales by Operating Segment (Unaudited)
(millions of dollars)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Engine	$792.0	$732.7	$1,577.9	$1,454.7

Drivetrain	386.3	388.3	763.3	758.9

Inter-segment eliminations	(9.6)	(9.6)	(17.3)	(18.7)

Net sales	$1,168.7	$1,111.4	$2,323.9	$2,194.9

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005
Engine	$95.4	$90.0	$191.7	$164.0

Drivetrain	28.6	30.4	51.3	$56.2

Segment earnings before interest and income taxes (Segment EBIT)	124.0	120.4	243.0	220.2

Litigation settlement	-	(45.5)	-	(45.5)

Corporate expenses, including equity in affiliates earnings and FAS 123(R)	(8.0)	(8.2)	(22.7)	(20.4)

Consolidated earnings before interest and taxes (EBIT)	116.0	66.7	220.3	154.3

Interest expense and finance charges	9.9	9.9	19.3	19.2

Earnings before income taxes & minority interest	106.1	56.8	201.0	135.1

Provision for income taxes	29.7	12.8	56.3	12.5
Minority interest, net of tax	6.2	8.1	13.2	9.1

Net earnings	$70.2	$35.9	$131.5	$113.5

Note: Effective January 1, 2006, the Company assigned an operating facility previously reported in the Engine segment to the Drivetrain segment due to changes in the facility's product mix. Prior period segment amounts have been re-classified to conform to the current year's segment presentation.

BorgWarner Inc.
Condensed Consolidated Balance Sheets
(millions of dollars)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets

Cash and cash equivalents	$67.2	$89.7
Marketable securities	61.4	40.6
Receivables, net	716.7	626.1
Inventories, net	357.3	332.0
Other current assets	88.5	80.3
Total current assets	1,291.1	1,168.7

Property, plant and equipment, net	1,340.1	1,294.9
Other long-term assets	1,666.1	1,625.8
Total assets	$4,297.3	$4,089.4

Liabilities and stockholders' equity

Notes payable	$95.3	$160.9
Current portion of long-term debt	139.0	139.0
Accounts payable and accrued expenses	816.4	786.4
Income taxes payable	31.9	35.8
Total current liabilities	1,082.6	1,122.1

Long-term debt	451.5	440.6
Other long-term liabilities	779.5	746.4

Minority interest in consolidated subsidiaries	139.5	136.1

Stockholders' equity	1,844.2	1,644.2

Total liabilities and stockholders' equity	$4,297.3	$4,089.4

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended
	June 30,
	2006	2005
		(Restated)
Operating Activities:
Net earnings	$131.5	$113.5
Non-cash charges to operations:
Depreciation and amortization	124.1	130.6
Deferred income tax benefit	(7.4)	(23.0)
Other non-cash items	26.3	4.8
Net earnings adjusted for non-cash charges	274.5	225.9
Changes in assets and liabilities	(41.3)	(39.8)
Net cash provided by operating activities	233.2	186.1

Investing Activities:
Capital expenditures	(113.2)	(99.2)
Tooling outlays, net of customer reimbursements	(32.3)	(14.2)
Payments for business acquired, net of cash acquired	-	(477.2)
Proceeds from sale of businesses	-	44.2
Increase in marketable securities	(17.4)	(7.1)
Other	2.6	6.0
Net cash used in investing activities	(160.3)	(547.5)

Financing Activities:
Net (repayments) additions of debt	(56.0)	256.4
Dividends paid, including minority shareholders	(34.5)	(18.8)
Other	7.3	3.3
Net cash (used in) provided by financing activities	(83.2)	240.9
Effect of exchange rate changes on cash and cash equivalents	(12.2)	(16.5)
Net decrease in cash and cash equivalents	(22.5)	(137.0)
Cash and cash equivalents at beginning of period	89.7	229.7
Cash and cash equivalents at end of period	$67.2	$92.7